UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule14a-12

FINANCIAL INVESTORS TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to whom transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FINANCIAL INVESTORS TRUST

Rondure New World Fund

Rondure Overseas Fund

(each, a “Fund”)

Supplement dated February 23, 2023 to the
Prospectus and Statement of Additional Information,

each dated August 31, 2022, as supplemented

The Board of Trustees (the “Board”) of Financial Investors Trust (the “Trust”), based upon the recommendation of Rondure Global Advisors, LLC, the investment adviser to the Funds, approved the proposed reorganization of each Fund into correspondingly named series of Northern Lights Fund Trust III (each, a “New Fund”), subject in each case to the approval of the shareholders of the relevant existing Fund (each, a “Reorganization”).

The Board also approved an Agreement and Plan of Reorganization and Termination (the “Plan”) that provides that each existing Fund will assign all of its assets to the corresponding New Fund, in exchange solely for (1) the number of the New Fund shares equivalent in value to shares of the relevant existing Fund outstanding immediately prior to the closing date of the Reorganization, and (2) the New Fund’s assumption of all of the relevant existing Fund’s liabilities, followed by a distribution of those shares to such existing Fund’s shareholders so that the existing Fund’s shareholders receive shares of the corresponding New Fund equivalent in value to the shares of the existing Fund held by such shareholder on the closing date of the Reorganization. Each Reorganization is intended to qualify as a tax-free reorganization for federal income tax purposes.

The Trust will hold a shareholder meeting on or about April 12, 2023, as may be adjourned, at which shareholders of each existing Fund as of February 22, 2023 will be asked to consider and vote on the Plan. If shareholders of each Fund approve the Reorganization with respect to that Fund, the Reorganizations are expected to take effect in or around June 2023.

Shareholders of each existing Fund will receive a combined prospectus/proxy statement with additional information about the shareholders meeting, the Reorganizations, and the New Funds. Please read these materials carefully, as they will contain a more detailed description of the Reorganizations.

Please retain this supplement with your Prospectus and
Statement of Additional Information.